Exhibit 3.1(b)

                            CERTIFICATE OF AMENDMENT
                       OF CERTIFICATE OF INCORPORATION OF
                                 CORTECH, INC.



     Cortech, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST: The name of the Corporation is Cortech, Inc.

     SECOND: Article V, Section 1, of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

               "Section 1. Authorized Shares. The aggregate number of shares of capital stock which this Corporation shall have the authority to issue shall be 7,000,000 shares, 5,000,000 of which shall be Common Stock, with a par value of $.002 per share (hereinafter referred to as "Common Stock"), and 2,000,000 of which shall be Preferred Stock, with a par value of $.002 per share (hereinafter referred to as "Preferred Stock"). On the effective date of this Certificate of Amendment, the number of outstanding shares of Common Stock of the Corporation shall be reduced so that each ten (10) shares of Common Stock issued and outstanding will be automatically reclassified, combined, and converted into one (1) share of Common Stock. No fractions of shares will be issued, and on the effective time of this Certificate of Amendment, stockholders otherwise entitled to receive fractions of shares, unless and until such fractions of shares are combined with other fractions of shares resulting in full shares within a period of time to be set by the Corporation's Board of Directors, shall have no further interest as a stockholder in respect of such fractions of shares and shall be entitled to receive from the Corporation in cash the fair value, as determined by the Board of Directors, of such fractions of shares."


     THIRD: The foregoing Certificate of Amendment to the Certificate of Incorporation of the Corporation shall be effective at 7:00 p.m., Delaware time, on September 22, 1998.

     FOURTH: The foregoing Certificate of Amendment to the Certificate of Incorporation of the Corporation has been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Sections 141, 211 and 242 of the General Corporation Law of the State of Delaware.



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     IN  WITNESS  WHEREOF,  the  Corporation  has  caused  this  Certificate  of
Amendment to be executed by Diarmuid Boran, its Chief Operating Officer, this 21st day of September, 1998.

                                    CORTECH, INC.



                                    By:  /s/  Diarmuid Boran
                                         ---------------------------------------
                                         Diarmuid Boran, Chief Operating Officer